EXHIBIT 99

National Western Life Announces 2004 Third Quarter Earnings

Austin, Texas, November 5, 2004 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLIA), announced today third quarter 2004 consolidated net earnings of $14.3 million, or $3.96 per diluted share, versus consolidated net earnings of $10.4 million, or $2.91 per diluted share, reported for the third quarter of 2003. Consolidated net earnings for the first nine months of 2004 were $103.3 million, or $28.69 per diluted share, compared with $37.2 million, or $10.47 per diluted share, reported a year ago. The 2004 results include the effect of a required change in accounting for certain annuity contracts during the first quarter of the year which increased reported net earnings by $54.7 million, or $15.19 per diluted share. The 2003 third quarter and nine-month results include a charge to net earnings of $6.3 million related to a lawsuit settlement agreement. The Company's book value per share at September 30, 2004 increased to $220.59.

Earnings from operations, excluding net realized gains and losses on investments(1), totaled $15.3 million, or $4.23 per diluted share, for the third quarter ended September 30, 2004, compared with $9.6 million, or $2.68 per diluted share, for the quarter ended September 30, 2003. For the first nine months of 2004, earnings from operations were $47.3 million, or $13.15 per diluted share, versus $40.5 million, or $11.40 per diluted share, for the first nine months of 2003. Referring to the third quarter and nine-month results, Mr. Moody indicated operating results reflect the solid underlying fundamentals of the Company's business. "While enjoying an increase in core operating revenues of roughly 14% year-to-date, we have experienced a lower level of policy claims and kept our operating expenses steady despite the additional compliance costs associated with the requirements of the Sarbanes-Oxley Act," Mr. Moody noted.

The Company's annuity sales(2) in the first nine months of 2004 of $736 million trailed the record pace of $893 million established in the first nine months of 2003. Mr. Moody noted that the company's sales levels were in line with expectations. "In 2003, our annuity sales tripled over the prior year and we were not expecting 2004 sales to replicate the performance of 2003. We are very comfortable with our annuity sales level and the profitability of the products we are selling," Mr. Moody stated.

Sales of life insurance products(2) in the first nine months of 2004 were up 2% over the comparable period in 2003, while in the third quarter alone, life insurance sales increased 9% in 2004 as compared to 2003. Mr. Moody indicated, "The current economic uncertainty and low level of interest rates make this a tough environment for selling life insurance products. However, National Western benefits from having the diversification associated with its international business and is able to sustain growth as a result." Mr. Moody added that over 90% of the Company's life insurance sales are international.

Investment performance remained substantially ahead of the prior year as investment income, excluding index options(3), totaled $223.4 million in the first nine months of 2004 compared to $198.1 million in the same period of 2003. Mr. Moody noted that holdings of some airline related securities have been subject to recent losses relating to impairments in value. Despite these occurrences, the Company reported realized investment gains, net of taxes, of $1.3 million, or $0.35 per diluted share, for the first nine months of 2004 compared to realized investment losses of $3.3 million, or $0.93 per diluted share, during the first nine months of 2003.

At September 30, 2004, the Company maintained total stockholders' equity of $789 million, assets of $5.9 billion, and life insurance in force of approximately $13.5 billion.
(1)

The Company views earnings from operations, a non-GAAP financial measure, as an important indicator of financial performance. Presented in conjunction with net earnings, the combined presentation can enhance an investor's understanding of the Company's underlying profitability and results from ongoing operations. The definition of earnings from operations, as presented in this press release, excludes net realized investment gains and losses after tax. A reconciliation of earnings from operations to net earnings has been included as part of this press release.

(2)

Sales for a life insurance company are a non-GAAP financial measure. Sales as shown in this press release are presented in accordance with industry practice and represent the amount of new business sold during the period. The Company believes sales are a useful measure of distribution productivity and are also a leading indicator of future revenue trends. There is no comparable GAAP financial measure and, as a result, no reconciliation is provided.

(3)

The Company considers net investment income, excluding index option changes, a useful measurement of the Company's underlying investment portfolio performance by removing the volatility from changes in index option values. As net investment income, excluding index option changes, is considered a non-GAAP financial measure, the following reconciliation is provided.

($'s in millions)	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2004	2003	2004	2003

Net investment income	$64.0	69.7	213.0	204.8
Gain (loss) on index options	(11.6)	1.9	(10.4)	6.7

Net investment income
excluding index options	$75.6	67.8	223.4	198.1

Summary of Consolidated Operating Results
(In thousands except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2004	2003	2004	2003

Revenues:
Revenues, excluding realized investment
gains (losses) and index options	$107,159	93,059	310,430	273,264
Index options	(11,557)	1,851	(10,357)	6,659
Realized gains (losses) on investments	(1,510)	1,254	1,962	(5,063)

Total revenues	$94,092	96,164	302,035	274,860

Earnings:
Earnings from operations	$15,277	9,622	47,348	40,539
Net realized gains (losses) on investments	(982)	815	1,275	(3,291)
Cumulative effect of a change in
accounting principle	-	-	54,697	-

Net earnings	$14,295	10,437	103,320	37,248

Basic Earnings Per Share:
Earnings from operations	$4.29	2.71	13.30	11.48
Net realized gains (losses) on investments	(0.28)	0.24	0.36	(0.93)
Cumulative effect of a change in
accounting principle	-	-	15.36	-

Net earnings	$4.01	2.95	29.02	10.55

Basic Weighted Average Shares	3,569	3,541	3,560	3,531

Diluted Earnings Per Share:
Earnings from operations	$4.23	2.68	13.15	11.40
Net realized gains (losses) on investments	(0.27)	0.23	0.35	(0.93)
Cumulative effect of a change in
accounting principle	-	-	15.19	-

Net earnings	$3.96	2.91	28.69	10.47

Diluted Weighted Average Shares	3,608	3,576	3,601	3,558

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President
Chief Financial & Administrative Officer
(512) 719-2493
bpribyl@nationalwesternlife.com